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                                                                    EXHIBIT 99.1




FOR IMMEDIATE RELEASE



                INPUT/OUTPUT, INC. ANNOUNCES PROPOSED OFFERING OF
                      $50 MILLION CONVERTIBLE SENIOR NOTES


Houston - December 3, 2003 - Input/Output, Inc. (NYSE: IO) announced today its intention to sell, subject to market and other conditions, $50 million aggregate principal amount of its Convertible Senior Notes due 2008 in a private, unregistered offering pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"). IO intends to grant the initial purchaser an option to purchase an additional $10 million aggregate principal amount of the notes. The notes will be convertible into shares of IO's common stock, subject to certain conditions.

IO intends to use approximately $16 million of the net proceeds of the offering to repay existing indebtedness and to use the balance of the net proceeds for potential acquisitions.

The notes will be offered only to "qualified institutional buyers" in accordance with Rule 144A. In addition, Laitram, L.L.C., one of IO's largest shareholders and an affiliate of IO's Chairman of the Board, has informed IO of its intention to purchase up to $7.5 million of IO's common shares sold short by purchasers of the notes in negotiated transactions concurrently with the notes offering.

The notes to be offered and the shares of common stock issuable upon conversion of the notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the notes or the shares of common stock issuable upon conversion of the notes, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. This press release is being issued pursuant to Rule 135c under the Securities Act.

IO is a leading provider of seismic acquisition imaging technology for exploration, production and reservoir monitoring in land and marine, as well as shallow water and marsh, environments.



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